Exhibit 10.14

RELIANT TECHNOLOGIES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of February 9, 2006, by and between KEITH SULLIVAN (“Executive”) and RELIANT TECHNOLOGIES, INC. (the “Company”), a Delaware corporation.

WHEREAS, Executive has been employed by the Company as Vice President, Sales since October 17, 2005, pursuant to a written agreement dated September 16, 2005 and certain other oral and/or written representations or promises made to him (collectively, the “Prior Employment Agreement”); and

WHEREAS, Executive and the Company hereby desire to replace the Prior Employment Agreement in its entirety with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.             EMPLOYMENT BY THE COMPANY.

1.1          Title and Responsibilities. Subject to the terms set forth herein, the Company agrees to continue to employ Executive in the position of Vice President, Sales and Executive hereby accepts such employment effective October 17, 2005 (the “Effective Date”). During his employment with the Company, Executive will devote his best efforts and all of his business time, skill and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.

1.2          Executive Duties. Executive shall perform the duties of Executive’s office as required by the Company’s Chief Executive Officer and/or the Board of Directors of the Company (the “Board”). Executive shall report to the Company’s Chief Executive Officer.

1.3          Company Employment Policies. The employment relationship between the parties shall be governed by the general employment policies and procedures of the Company, including those relating to the protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.

2.             COMPENSATION.

2.1          Salary. Executive shall receive for services to be rendered hereunder a base salary at an annualized rate of $200,000, payable on a semi-monthly basis in accordance with the Company’s regular payroll dates (the “Salary”). Executive may be considered for increases in Salary in accordance with Company policy and subject to review and approval by the Board.

2.2          Incentive Bonus. Executive shall also be eligible to receive a bonus of up to thirty thousand dollars ($30,000) per quarter, which shall become payable upon the achievement of certain objectives as defined by the Company’s Chief Executive Officer (the “Target Milestones”). Such Target Milestones shall be outlined in writing and agreed upon within ninety (90) days of the date of this Agreement. The Board will, in its sole discretion, determine whether Executive achieved the Target Milestones, and the amount of Executive’s bonus, if any. In the event that the Target Milestones are not achieved, the Board may adjust the bonus amount downward to reflect the level of achievement. In the event that Executive’s performance exceeds the Target Milestones, the Board may adjust the bonus amount upward to reflect the level of achievement. All bonus compensation shall be subject to applicable payroll withholdings and employment taxes.

2.3          Equity Consideration. On October 18, 2005, Executive was issued that certain Stock Option Grant Notice to purchase up to 150,000 shares of the Company’s Common Stock at a per share exercise price of $3.00 (the “Equity Consideration”). Executive agrees and acknowledges that the Equity Consideration constitutes the only equity consideration to which he is or was entitled pursuant to the Prior Employment Agreement and/or any other arrangement or agreement, written or oral, between Executive and the Company (including any representative of the Company). The Equity Consideration shall not be considered to be part of the Prior Employment Agreement and shall continue in full force and effect. The Equity Consideration shall be early exercisable pursuant to a purchase agreement in a form acceptable to the Company. Except as otherwise specifically set forth herein or in the Equity Consideration documentation, in the event of termination of Executive’s employment with the Company for any reason, the Equity Consideration, all stock options and other stock awards held by Executive shall cease vesting as of the date of termination, and shall be exercisable thereafter only pursuant to the terms of the applicable stock option plans and agreements.

2.4          Standard Company Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation plans which may be in effect from time to time and provided by the Company to its executives, including but not limited to medical, dental and vacation.

3.             CONFIDENTIAL INFORMATION, RIGHTS AND DUTIES.

3.1          Confidential Information. As the Vice President, Sales, Executive will be privy to extremely sensitive, confidential and valuable commercial information and trade secrets belonging to the Company, the use and disclosure of which information and secrets would greatly harm the Company. Accordingly, as a condition of Executive’s continued employment, Executive shall be required to continue to abide by the Company’s Agreement for Protection of Confidential Information executed on August 8, 2005 and

Employee Proprietary Information and Inventions Agreement dated October 14, 2005 (collectively, the “Confidentiality Agreement”) (attached hereto as Exhibit A). The Confidentiality Agreement shall not be considered to be part of the Prior Employment Agreement and shall continue in full force and effect.

3.2          Exclusive Property. Executive agrees that all Company-related business procured by the Executive, and all Company-related business opportunities and plans made known to Executive, while employed by the Company are and shall remain the permanent and exclusive property of the Company.

4.             OUTSIDE ACTIVITIES.

4.1          Activities. Except with the prior written consent of the Board, Executive will not during his employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

4.2          No Adverse Business Activities. Throughout the term of Executive’s employment with the Company, Executive agrees not to, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with or which is reasonably anticipated to be competitive with the business of the Company (“Competitive Activity”). Notwithstanding the above, Executive will not be deemed to be engaged directly or indirectly in any Competitive Activity if Executive participates in any such business solely as a passive investor in up to one percent (1%) of the equity securities of a company or partnership, the securities of which are publicly traded. During Executive’s employment with the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

5.             TERMINATION OF EMPLOYMENT WITH OR WITHOUT CAUSE OR RESIGNATION WITH OR WITHOUT GOOD REASON.

5.1          At-Will Employment. Executive’s relationship with the Company is at-will. The Company shall have the right to terminate Executive’s employment with the Company at any time and for any reason, with or without notice. Executive may be removed from any position he holds in the manner specified by the Bylaws of the Company and applicable law or, if not specified, then by the Board.

5.2          Definitions.

(a)           For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following:  (i) Executive’s commission of any crime involving fraud, dishonesty or moral turpitude; (ii) Executive’s attempted commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company; (iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company or any statutory duty owed to the Company; or (iv) conduct by Executive that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company; provided, however, that the action or conduct described in clauses (iii) and (iv) above will constitute “Cause” only if such action or conduct continues after the Company has provided Executive with written notice thereof and a reasonable period (not to exceed thirty (30) days) to cure the same. Notwithstanding the foregoing, Executive’s death or disability shall not constitute Cause as set forth herein. The determination that a termination is for Cause shall be made by the Board in good faith.

(b)           For purposes of this Agreement, “Good Reason” to resign Executive’s employment with the Company will exist if one or more of the following actions are taken by the Company without Executive’s consent:  (i) the assignment to Executive of any duties or responsibilities that results in a material diminution in Executive’s function as the Company’s Vice President, Sales; (ii) a relocation of Executive’s business office to a location more than fifty (50) miles from Executive’s home in Vienna, Virginia, except for required travel by Executive on the Company’s business to an extent substantially consistent with business travel obligations of Vice Presidents of Sales of other companies that are similarly situated to the Company; or (iii) a material breach by the Company of any provision of a material agreement between Executive and the Company concerning the terms and conditions of Executive’s employment; provided, however, that the action or conduct described in clause (iii) above will constitute “Good Reason” only if such action or conduct continues after Executive has provided the Company with written notice thereof and seven (7) days to cure the same. Notwithstanding the foregoing, Executive’s death or disability shall not constitute Good Reason as set forth herein. The determination that a resignation is for Good Reason shall be made by the Board in good faith.

5.3          Termination for Cause or Resignation without Good Reason. If the Company terminates Executive’s employment at any time for Cause or if Executive resigns for any reason other than for Good Reason, Executive’s then current base salary shall cease on the date of termination or resignation, as applicable, and Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation, other than payment of accrued salary and such other benefits as expressly required in such event by applicable law or the terms of any applicable Company benefit plans.

5.4          Termination Without Cause or Resignation for Good Reason. If the Company terminates Executive’s employment at any time without Cause or if Executive resigns at any time for Good Reason, then Executive shall be entitled to receive, (i) a severance payment in an aggregate amount equal to six (6) months of Executive’s then current base salary, subject to withholdings and deductions, such sum payable in semi-monthly installments in accordance with the Company’s standard payroll practices; (ii) health, dental and vision benefits for a period of six (6) months commencing on the date of termination or resignation, as applicable, and at the same coverage terms as provided to Executive at the date of termination or resignation, as applicable, provided that the parties hereto agree that Executive is responsible for enrolling in continued coverage under COBRA; and (iii) the immediate acceleration of options on 25,000 shares under the Equity Consideration (i.e., 6/36 or 16.67% of the total number of shares subject to the Equity Consideration) and 16.67% of any other stock awards held by Executive which vest based solely on length of continuous service as an employee of or consultant to the Company (i.e., disregarding awards which vest based on milestones or other performance criteria). Executive’s receipt of this severance payment, benefits and vesting acceleration provided in this Section 5.4 shall be conditioned on Executive’s full compliance with the release requirements set forth in Section 9 of this Agreement and the period for revocation of such release has expired. Notwithstanding anything contained in this Agreement to the contrary, if Executive receives the benefits pursuant to this Section 5.4, he shall not entitled to any other benefits under this Agreement, including without limitation, Section 6.3.

6.             CHANGE OF CONTROL.

6.1          Definitions.

(a)           “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)            any Entity becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by any institutional investor, any affiliate thereof or any other Entity that acquires the Company’s securities in a transaction or series of related transactions that are primarily a private or public financing transaction for the Company or (B) solely because the level of ownership held by any Entity (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change of Control shall be deemed to occur;

(ii)           there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction; or

(iii)         there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

The term Change of Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(b)           “Entity” means a corporation, partnership or other entity, except that “Entity” shall not include (A) the Company or any subsidiary of the Company, (B) an underwriter temporarily holding securities pursuant to an offering of such securities, or (C) an Entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

6.2          Change of Control Vesting Acceleration. Provided that Executive is employed by the Company as of the date a Change of Control is consummated, then on such date, the final twelve (12) months of vesting on all Equity Consideration shall accelerate (i.e., such acceleration will affect the shares scheduled to vest in the last twelve months of the vesting schedule). Thereafter, Executive will continue to fulfill his duty of loyalty to the Company, or its successor, by using his best efforts to perform his job duties satisfactorily.

6.3          Change of Control Followed Within Twelve Months by Termination without Cause or Resignation for Good Reason. In the event Executive’s employment with the Company is involuntarily terminated without Cause by the Company or its successor, or Executive resigns for Good Reason, and such termination or resignation occurs within twelve (12) months following a Change of Control, then Executive shall be entitled to receive:  (a) a severance payment in an aggregate amount equal to six (6) months of Executive’s then current base salary, subject to withholdings and deductions, such sum payable in semi-monthly installments in accordance with the Company’s standard payroll practices; (b) health, dental and vision benefits for a period of six (6) months commencing on the date of termination or resignation, as applicable, and at the same coverage terms as provided to Executive at the date of termination or resignation, as applicable, provided that the parties hereto agree that Executive is responsible for enrolling in continued coverage under COBRA; and (c) the immediate acceleration of vesting on all Equity Consideration and other stock awards held by Executive in an amount of shares equal to 100% of the then unvested shares. Executive’s receipt of this severance payment, benefits and vesting acceleration provided in this Section 6.3 shall be conditioned on Executive’s full compliance with the release requirements set forth in Section 9 of this Agreement and the period for revocation of such release has expired. Notwithstanding anything contained in this Agreement to the contrary, if Executive receives the benefits pursuant to this Section 6.3, he shall not entitled to any other benefits under this Agreement, including without limitation, Section 5.4.

7.             CESSATION OF SEVERANCE BENEFITS. If Executive violates any provision of Sections 3, 8 or 9 of this Agreement, any severance payments or other benefits being provided to Executive pursuant to Sections 5 or 6 of this Agreement will cease immediately, and Executive will not be entitled to any further compensation and benefits from the Company.

8.             NONSOLICITATION. In the event Executive’s employment with the Company is terminated by the Company or the Executive, then for one (1) year immediately following the termination date, Executive shall not, without first obtaining the prior written approval of the Company directly or indirectly solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause, any employee or independent contractor of the Company to terminate his or her employment or contracting relationship in order to become an employee, or independent contractor to or for any person or entity.

9.             RELEASE. As a condition of receiving the severance benefits under this Agreement to which Executive would not otherwise be entitled, Executive shall execute a release in the form attached hereto as Exhibit B (the “Release”). Unless the Release is executed by Executive and delivered to the Company within twenty-one (21) days after the termination of Executive’s employment with the Company, Executive shall not receive any severance benefits (including severance payments and vesting acceleration) provided for under this Agreement. Such benefits shall not commence until such time as all periods of revocation of such release have expired.

10.          CONSULTING AGREEMENT. As a further condition to the Company’s obligation to enter into this Agreement, Executive will sign and deliver to the Company a Consulting Agreement in the form attached hereto as Exhibit C.

11.          LIMITATIONS AND CONDITIONS ON PAYMENT OF BENEFITS

11.1        Parachute Payments.

(a)           Best After-Tax. If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two alternative forms of payment would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless Executive elects in writing a different order for cancellation.

(b)           The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall make all determinations required to be made under this Section 11.1. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c)           The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

11.2        Application of Section 409A. In the event that the Company determines that any cash severance payment benefit, accrued and unpaid bonus payment, or continued health, dental and vision insurance coverage benefits provided under this Agreement fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (The payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”)  However, in the event the payment of benefits pursuant to the Revised Payment Schedule would be subject to Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Board may attach conditions to or adjust the amounts paid pursuant to this Section 11.2 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 11.2; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code. Prior to any actual payments under this Agreement to Executive, Executive and the Company agree to work together in good faith to consider and implement amendments to this Agreement which are necessary or appropriate to avoid imposition of any additional tax or income recognition under Section 409A of the Code and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder. The parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

12.          GENERAL PROVISIONS.

12.1        Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by written notice).

12.2        Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

12.3        Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

12.4        Entire Agreement. The Prior Employment Agreement is hereby terminated by mutual agreement of the Executive and the Company. This Agreement (including all exhibits hereto), together with the Confidentiality Agreement and the Equity Consideration constitutes the entire agreement between Executive and the Company regarding the subject matter hereof and it supersedes and replaces any prior agreement (including the Prior Employment Agreement), promise, representation, written or otherwise, between Executive and the Company (or any representative of the Company)

with regard to this subject matter. This Agreement is entered into without reliance on any agreement, or promise, or representation, other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company.

12.5        Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

12.6        Headings and Construction. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof. For purposes of construction of this Agreement, any ambiguities shall not be construed against either party as the drafter.

12.7        Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

12.8        Attorney Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

12.9        Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to Executive’s employment with the Company or the termination of Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Santa Clara County, California and conducted by Judicial Arbitration & Mediation Services (“JAMS”), under its then-existing Rules and Procedures. Executive understands and agrees that under this Section 12.9 of the Agreement, Executive is waiving his right to a jury trial and his right to file any administrative agency charge with regard to any such disputes, claims or causes of action, including, but not limited to, all federal and state statutory and common law claims, claims related to Executive’s employment with the Company or to the termination of that employment, claims related to any breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the provisions of this Section 12.9, any and all disputes, claims or causes of action, in law or in equity, arising from or relating to the Confidentiality Agreement will not be subject to mandatory arbitration, but may be resolved in the courts of the State of California as set forth in the Confidentiality Agreement. Nothing in this Section 12.9 of this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

12.10      Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

12.11      Exhibits.

Exhibit A– Proprietary Information and Inventions Agreement

Exhibit B– Release

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date above written.

RELIANT TECHNOLOGIES, INC.

/s/ Len DeBenedictis
Len DeBenedictis
President and Chief Executive Officer

KEITH SULLIVAN

/s/ Keith Sullivan

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

RELEASE

In exchange for the consideration under this Release Agreement to which Executive would not otherwise be entitled, Executive hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date Executive signs this Release Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the California Fair Employment and Housing Act, and the California Labor Code. Notwithstanding the foregoing, Executive’s release shall not extend to any claims that may arise after this Release Agreement is executed, including, without limitation, any claims for breach of this Release Agreement.

Executive hereby acknowledges that he is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA, and that the consideration given for the foregoing waiver is in addition to anything of value to which Executive was already entitled. Executive has been advised by this writing, as required by the ADEA that: (a) Executive’s waiver and release does not apply to any claims that may arise after Executive’s signing of this Release Agreement; (b) Executive should consult with an attorney prior to executing this release; (c) Executive has twenty-one (21) days within which to consider this release (although Executive may choose to voluntarily execute this release earlier); (d) Executive has seven (7) days following the execution of this release to revoke the Release Agreement; and (e) this Release Agreement will not be effective until the eighth day after this Release Agreement has been signed both by Executive and by the Company (“Effective Date”).

In giving this release, which includes claims that may be unknown to Executive at present, Executive acknowledges that he has read and understands Section 1542 of the California Civil Code which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release,

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which if known by him must have materially affected his settlement with the debtor.”

Executive expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to Executive’s release of claims granted herein, including but not limited to Executive’s release of any unknown or unsuspected claims granted herein.

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EXHIBIT C

CONSULTING AGREEMENT